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EXHIBIT 4.12

FIFTH AMENDMENT
TO THE
ALLEGIANCE TELECOM, INC.
1998 STOCK INCENTIVE PLAN

        WHEREAS, the Allegiance Telecom, Inc. 1998 Stock Incentive Plan was adopted by the board of directors of Allegiance Telecom, Inc. ("Allegiance").

        WHEREAS, Allegiance's board of directors is amending the Allegiance Telecom, Inc. 1998 Stock Incentive Plan in accordance with Section 16 of such plan.

        RESOLVED, that the number of shares of common stock available under the Allegiance Telecom, Inc. 1998 Stock Incentive Plan be increased by substituting the number "32,000,000" for the number "26,000,000" in Section 4 of this plan (which 32,000,000 number shall be the aggregate number of shares available under the 1998 Stock Incentive Plan). Such amendment was approved by the board of directors of Allegiance on June 14, 2002.

        FURTHER RESOLVED, that the officers of Allegiance be, and hereby are, authorized to take whatever actions are necessary to carry out the intent and purpose of the foregoing amendment.

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FIFTH AMENDMENT TO THE ALLEGIANCE TELECOM, INC. 1998 STOCK INCENTIVE PLAN